Contact:     Susan B. Railey                         Exhibit 99.1
             (301) 468-3120
             Sharon Bramell                          FOR IMMEDIATE RELEASE
             (301) 231-0351


        AIM 86 DECLARES FINAL LIQUIDATING DISTRIBUTION OF $1.28 PER UNIT

     AIM 86 to Close Stock Transfer Books on February 13, 2004 and Terminate
                                -----------------

     ROCKVILLE, MD, February 3, 2004 -- (AMEX/AIJ) The general partner of American Insured Mortgage Investors L.P. - Series 86 (AIM 86) today declared the final liquidating distribution to unitholders in the amount of $1.28 per unit resulting in termination of the Partnership.

     AIM 86 will close its stock transfer books at close of business on February 13, 2004. Unitholders on such date will be required to surrender their certificate(s) representing depositary units of limited partnership interest to Registrar and Transfer Company, the Partnership's transfer agent, pursuant to a Letter of Transmittal to be mailed to unitholders on or about February 13, 2004, in order to receive the final liquidating distribution of $1.28 per unit. Certain unitholders that do not hold a certificate because their units are held in book entry form will not be required to execute a Letter of Transmittal in order to receive the final liquidating distribution of $1.28 per unit. The American Stock Exchange will suspend trading of AIM 86 units as of the close of business on February 13, 2004.

     The final liquidating distribution represents the unitholder's pro rata share of the aggregate proceeds from the disposition of the Partnership's assets less amounts required for payment of, or provision for, the Partnership's remaining expenses and distributions to the General Partner, as more fully set forth in the Partnership Agreement.

     Note:Forward-looking statements or statements that contain the words "believe", "anticipate", "expect", "may" or similar expressions and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include the risks and uncertainties set forth in the Partnership's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those projected. The general partner of American Insured Mortgage Investors L.P. - Series 86 and the Partnership assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                       ###